CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION

(Before Payment of Capital or Issuance of Stock)

I, Hans U. Bothmann and Maria T. Bothmann (Two of the Three Original Incorporators), certify that:

They constitute at least two-thirds of the original Incorporators of Amrite Builders, Inc. (C3470-86), a Nevada corporation.

    The original Articles were filed in the Office of the Secretary of State on June 6, 1986.

    As of the date of this certificate, no stock of the corporation has been issued.

    They hereby adopt the following amendments to the articles of incorporation of this corporation:

ARTICLE 4 is amended to read as follows:

"The aggregate number of shares which the corporation shall have authority to issue shall consist of 20,000,000 shares of Common Stock having a $.001 par value, and 5,000,000 shares of Preferred Stock having a $.001 par value. The Common and/or Preferred Stock of the Company may be issued from time to time without prior approval by the stockholders. The Common and/or Preferred Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors. The Board of Directors may issue such share of Common and/or Preferred Stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions."

/s/Hans U. Bothmann
)
County of Clark	)
State of Nevada	)
)

This instrument was acknowledged before me on this Wednesday, October 06, 1999, by the Hans U. Bothmann

/s/Matthew J. Blevins

(Notary Public Signature)

(AFFIX NOTARY STAMP OR SEAL)

/s/Maria T. Bothmann
)
County of Clark	)
State of Nevada	)
)

This instrument was acknowledged before me on this Wednesday, October 06, 1999, by the Maria T. Bothmann

/s/Matthew J. Blevins

(Notary Public Signature)

(AFFIX NOTARY STAMP OR SEAL)